                                                                    EXHIBIT 99.3

                        GENZYME CORPORATION 401(k) PLAN
                 FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
                        AS OF DECEMBER 31, 2000 AND 1999
                    AND FOR THE YEAR ENDED DECEMBER 31, 2000

                        GENZYME CORPORATION 401(K) PLAN

            INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

                                                                 PAGE(S)
                                                              -------------
Report of Independent Accountants...........................            F-2

Financial Statements:

  Statements of Net Assets Available for Plan Benefits as of
    December 31, 2000 and 1999..............................            F-3

  Statement of Changes in Net Assets Available for Plan
    Benefits for the year ended December 31, 2000...........            F-4

  Notes to Financial Statements.............................            F-5

Supplemental Schedule:

  Schedule of Assets Held for Investment Purposes as of
    December 31, 2000.......................................           F-13

    Certain supplemental schedules required by the regulations of the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Participants and Administrator of the Genzyme Corporation 401(k) Plan:

    In our opinion, the accompanying statements of net assets available for plan benefits and the related statement of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Genzyme Corporation 401(k) Plan (the "Plan") at
December 31, 2000 and 1999, and the changes in net assets available for plan benefits for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. This supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 21, 2001

                        GENZYME CORPORATION 401(k) PLAN

              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                        AS OF DECEMBER 31, 2000 AND 1999

                                                       2000           1999
                                                   ------------   ------------
ASSETS
Investments:
  Participant-directed...........................  $ 96,633,712   $ 91,726,720
  Non-participant-directed.......................    23,006,100     11,626,977
                                                   ------------   ------------
    Total investments............................   119,639,812    103,353,697
                                                   ------------   ------------

Receivables:
  Employee contributions.........................       388,897        315,291
  Employer contributions.........................       525,322      2,386,957
  Accrued interest...............................            --             70
                                                   ------------   ------------
    Total receivables............................       914,219      2,702,318
                                                   ------------   ------------
    Total assets.................................   120,554,031    106,056,015
                                                   ------------   ------------

Net assets available for plan benefits...........  $120,554,031   $106,056,015
                                                   ============   ============

   The accompanying notes are an integral part of these financial statements.

                        GENZYME CORPORATION 401(k) PLAN

         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                NON-PARTICIPANT DIRECTED FUNDS*
                                                     -----------------------------------------------------
                                                                                                 GENZYME
                                                       GENZYME      GENZYME        GENZYME      MOLECULAR
                                                       GENERAL     BIOSURGERY   TISSUE REPAIR    ONCOLOGY
                                      PARTICIPANT     DIVISION      DIVISION      DIVISION       DIVISION
                                        DIRECTED       COMMON        COMMON        COMMON         COMMON
                                         FUNDS       STOCK FUND    STOCK FUND   STOCK FUND**    STOCK FUND      TOTAL
                                      ------------   -----------   ----------   -------------   ----------   ------------
Additions:
  Employee contributions............  $ 12,002,501   $   852,754   $      --      $      13      $    --     $ 12,855,268
  Employer contributions............     4,731,953       542,672      (1,175)       307,973        4,012        5,585,435
  Rollovers.........................     1,470,656        57,658          --             --           --        1,528,314
  Interest and dividend income......     1,451,871        13,768          --             --           --        1,465,639
  Net appreciation (depreciation)...   (10,299,612)   11,380,071    (194,235)        93,996       (9,939)         970,281
                                      ------------   -----------   ---------      ---------      -------     ------------
    Total additions.................     9,357,369    12,846,923    (195,410)       401,982       (5,927)      22,404,937
                                      ------------   -----------   ---------      ---------      -------     ------------

Deductions:
  Benefit payments and
    withdrawals.....................    (6,732,373)   (1,119,598)        127        (24,895)      (2,672)      (7,879,411)
  Participant expenses..............       (18,883)       (2,090)         --         (6,408)        (129)         (27,510)
                                      ------------   -----------   ---------      ---------      -------     ------------
    Total deductions................    (6,751,256)   (1,121,688)        127        (31,303)      (2,801)      (7,906,921)
                                      ------------   -----------   ---------      ---------      -------     ------------

Net increase (decrease) prior to
  interfund transfers...............     2,606,113    11,725,235    (195,283)       370,679       (8,728)      14,498,016
Interfund transfers.................     1,921,814    (1,868,170)    781,622       (834,425)        (841)              --
                                      ------------   -----------   ---------      ---------      -------     ------------

Net increase (decrease).............     4,527,927     9,857,065     586,339       (463,746)      (9,569)      14,498,016

Net assets beginning of year........    92,930,866    12,614,971          --        463,746       46,432      106,056,015
                                      ------------   -----------   ---------      ---------      -------     ------------

Net assets end of year..............  $ 97,458,793   $22,472,036   $ 586,339      $      --      $36,863     $120,554,031
                                      ============   ===========   =========      =========      =======     ============

------------------------------

* Effective June 18, 2000, certain employer investment options were amended as exclusively participant directed options.

** The balance in the Genzyme Tissue Repair Stock Fund was transferred to the Genzyme Biosurgery Stock Fund on December 18, 2000. See Note A.

   The accompanying notes are an integral part of these financial statements.

                        GENZYME CORPORATION 401(k) PLAN

                         NOTES TO FINANCIAL STATEMENTS

A.  PLAN DESCRIPTION

    GENERAL

    The Genzyme Retirement Savings Plan (the "Plan"), a defined contribution plan pursuant to the authorization of the Genzyme Corporation ("Genzyme") Board of Directors (the "Genzyme Board" or "our board"), was established effective January 1, 1988 to provide a long-range program of systematic savings for eligible employees ("Participants"). Employees of Genzyme's wholly-owned United States subsidiaries are eligible to participate in the Plan, with the exception of employees of the former Deknatel Snowden Pencer, Inc., an entity acquired by Genzyme during 1996, who participate in Genzyme Surgical Products Corporation Savings and Investment Plan. Pursuant to plan amendments with effective dates of April 1, 1997 and July 1, 1997, the Plan merged with the Genetrix, Inc. Salary Savings Plan and the PharmaGenics, Inc. 401(k) Plan, respectively. Employees who are 21 years of age or older become eligible to participate on their first day of employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The plan administrator is the Retirement Savings Plan Committee, which committee was appointed by our board (the "Committee").

    Effective June 18, 2000, the Genzyme Board amended the Plan resulting in changes to the Plan including the following:

    -- the name of the Plan has been changed to the Genzyme Corporation 401(k) Plan;

    -- certain employer stock ownership and profit-sharing features of the Plan were discontinued effective June 18, 2000;

    -- the biweekly employer match has been increased from 25% of the first 5% of Participants' eligible compensation to 100% of the first 2% of Participants' eligible compensation and 50% of the next 4% of Participants' eligible compensations retroactive to January 1, 2000;

    -- a four-year vesting schedule has been implemented for the employer match with an initial 20% vesting at the time of the employee's eligibility and subsequent 20% vesting each year for the next four years, however, active employees at June 18, 2000 remain eligible for full vesting in both employee and employer contributions;

    -- employees may now enroll in the Plan and Participants may now modify their contribution percentages each pay period rather than on a quarterly basis;

    -- Participants in the Plan may now reallocate contributions made under the stock ownership feature from Genzyme stock to other investment options prior to age 50; and

    -- a new investment option, the CIGNA Charter Core Bond Fund, is now available to plan participants.

    On December 18, 2000, Genzyme acquired Biomatrix, Inc. At the time of the merger, Genzyme created Genzyme Biosurgery as a new division. Genzyme reallocated the businesses of two of its then-existing divisions--Genzyme Surgical Products and Genzyme Tissue Repair--to Genzyme Biosurgery and allocated the acquired businesses of Biomatrix to Genzyme Biosurgery. As a result of this transaction, Genzyme amended its charter to create Genzyme Biosurgery Division common stock, which we refer to as "Biosurgery Stock", and eliminated Surgical Products Division common stock, which we refer to as "Surgical Products Stock" and Tissue Repair Division common stock, which we refer to as "Tissue Repair Stock". Each outstanding share of Surgical Products Stock was

                        GENZYME CORPORATION 401(k) PLAN

                         NOTES TO FINANCIAL STATEMENTS

    converted into 0.6060 of a share of Biosurgery Stock and each outstanding share of Tissue Repair Stock was converted into 0.3352 of a share of Biosurgery Stock. On December 18, 2000, the outstanding balance in the Genzyme Tissue Repair Division Common Stock Fund was transferred to the Genzyme Biosurgery Division Common Stock Fund.

    The following description of the Plan provides only general information. Participants should refer to the Summary Plan Description for a more complete description of the Plan's provisions.

    INVESTMENT OPTIONS

    The following participant-directed investment options have been made available to Participants during 2000:

    - CIGNA Separate Accounts

     --  the Fidelity Puritan Account;

     --  the CIGNA Charter Large Company Stock Index Fund;

     --  the PBHG Growth Account;

     --  the Templeton Foreign Account;

     --  the Janus Account;

     --  the Fidelity Advisor Growth Opportunities Account;

     --  the INVESCO Dynamics Account;

     --  the CIGNA Charter Small Company Stock--Value I Fund;

     --  the CIGNA Charter Small Company Stock--Growth Fund;

     --  the INVESCO Small Company Growth Account;

     --  the Lazard International Equity Account; and

     --  the CIGNA Charter Core Bond Fund

    - The Putnam Voyager Fund

    - CIGNA Guaranteed Investment Contracts

       The CIGNA Charter Guaranteed Income Fund--This fund offers Participants a fixed income fund to provide yield returns relative to comparable guaranteed fixed income investment funds. CIGNA maintains the contributions in a pooled account. The contract is included in the financial statements at contract value, which approximates market value and represents contributions made under the contract, plus credited interest, less withdrawals and administrative expenses because it is fully benefit responsive. The average yield and crediting interest rate is based on an agreed-upon formula with the issuer but cannot be less than zero. The average yield and crediting interest rates were approximately 5.95% during 2000.

       The CIGNA Charter Guaranteed Securities Separate Account--This fund also offers Participants a fixed income fund, which is composed primarily of publicly traded investment-grade, intermediate-term securities. Principal and interest are guaranteed by CIGNA's Connecticut General Life Insurance Company. CIGNA maintains the contributions in a pooled account. The contract is included in the financial statements at contract value, which

                        GENZYME CORPORATION 401(k) PLAN

                         NOTES TO FINANCIAL STATEMENTS

       approximates market value and represents contributions made under the contract, plus credited interest, less withdrawals and administrative expenses because it is fully benefit responsive. Assets previously held in the CIGNA Guaranteed Securities Separate Account were transferred into this fund upon dissolution of that fund in September 1999. The average yield and crediting interest rates were approximately 5.00% during 2000. The crediting interest rate is based on an agreed-upon formula with the issuer but cannot be less than zero.

       The CIGNA Guaranteed Securities Separate Account--This fund offered Participants a fixed income fund composed primarily of publicly traded investment-grade, intermediate-term securities. Principal and interest were guaranteed by CIGNA's Connecticut General Life Insurance Company. CIGNA maintained the contributions in a pooled account. The contract is included in the financial statements at contract value, which approximates market value and represents contributions made under the contract, plus credited interest, less withdrawals and administrative expenses because it is fully benefit responsive. This account was dissolved in September 1999.

    Reallocation of account balances among participant directed investment options can be requested and processed on a daily basis.

    The following nonparticipant-directed investment options have also been made available to Participants during 2000:

    The Genzyme General Division Common Stock Fund--This fund is currently invested solely in shares of Genzyme General Division common stock, which we refer to as "Genzyme General Stock". Amounts contributed to the Genzyme General Division Common Stock Fund may be invested in other short-term investments pending the purchase of Genzyme General Stock. During 2000, contributions to this fund were participant-directed. Non-participant-directed contributions relating to certain employer stock ownership features were subsequently discontinued from the Plan effective June 18, 2000.

    The Genzyme Biosurgery Division Common Stock Fund--As described in
    Note A.-"Plan Description," on December 18, 2000, in connection with the creation of Biosurgery Stock, the outstanding balance in the Genzyme Tissue Repair Division Common Stock Fund was transferred to the Genzyme Biosurgery Division Common Stock Fund. This fund is currently invested solely in shares of Biosurgery Stock. Amounts contributed to the Genzyme Biosurgery Division Common Stock Fund may be invested in other short-term investments pending the purchase of Biosurgery Stock. This fund is made available to Participants only as an employer match option. Non-participant-directed contributions relating to certain employer stock ownership features were subsequently discontinued from the Plan effective June 18, 2000.

    The Genzyme Tissue Repair Division Common Stock Fund--Prior to December 18, 2000, this fund was invested solely in shares of Tissue Repair Stock. Amounts contributed to the Genzyme Tissue Repair Division Common Stock Fund were invested in other short-term investments pending the purchase of Tissue Repair Stock. This fund was made available to Participants through December 18, 2000 only as an employer match, a profit-sharing allocation option or through the stock ownership program, the latter two features of which were eliminated from the Plan effective June 18, 2000. On
    December 18, 2000, in connection with the creation of Biosurgery Stock, Genzyme Tissue Repair Stock was converted into Biosurgery Stock. The balance in the Genzyme Tissue Repair Common Stock Fund on that date was transferred to the Genzyme Biosurgery Division Common Stock Fund as described above.

                        GENZYME CORPORATION 401(k) PLAN

                         NOTES TO FINANCIAL STATEMENTS

    The Genzyme Molecular Oncology Division Common Stock Fund--This fund is currently invested solely in shares of Genzyme Molecular Oncology Division common stock, which we refer to as "Molecular Oncology Stock". Amounts contributed to the Genzyme Molecular Oncology Division Common Stock Fund may be invested in other short-term investments pending the purchase of Molecular Oncology Stock. This fund was made available to Participants only through the stock ownership program which was discontinued in June 2000.

    EMPLOYEE CONTRIBUTIONS

    The Plan is a defined contribution plan. Eligible employees may elect, through salary reduction agreements, to have up to 18% or a maximum of $10,500 of their eligible compensation, as defined by the Plan, contributed on a pre-tax basis to the Plan each year on their behalf. Changes in withholding percentages are permitted as of the last day of each quarter of the plan year. New employees with funds held under a previous employer's qualified plan are permitted to invest such funds into the Plan. These investments are classified as "rollovers" on the accompanying statement of changes in net assets available for plan benefits. A Participant's salary reduction contribution for a plan year may be further limited by the administration rules of the Internal Revenue Code of 1986, as amended (the "Code"), if the Participant is considered to be a highly compensated employee within the meaning of the Code.

    EMPLOYER CONTRIBUTIONS

    Effective June 18, 2000, the Plan was amended to increase the biweekly employer match from 25% of the first 5% of Participants' eligible compensation to 100% of the first 2% of Participants' eligible compensation and 50% of the next 4% of Participants' eligible compensation, retroactive to January 1, 2000. Genzyme's contributions were $5,585,435 for the year ended December 31, 2000.

    Participants may invest their contributions in increments determined at their own discretion. Employer contributions are invested as directed by the Participants, with the exception of non-participant-directed contributions made through the employer stock ownership features prior to June 18, 2000. If a Participant does not provide direction with respect to the investment of the Participant's contribution, all contributions will automatically be invested in the CIGNA Charter Guaranteed Securities Separate Account.

    Pursuant to a plan amendment effective January 1, 1997, Genzyme made contributions to the Plan under a profit-sharing program and a stock ownership program. For the profit-sharing plan, Genzyme contributed up to 0.75% of all employees' eligible compensation in either cash or stock. For contributions made into the stock ownership plan, which are non-participant directed, Genzyme contributed Genzyme General Stock, Tissue Repair Stock and Molecular Oncology Stock equivalent to 1% of all employees' eligible compensation into the respective Division's Common Stock Fund. Genzyme made no contributions to the Plan under the profit-sharing and stock ownership programs for the period from January 1, 2000 through June 18, 2000. These aspects of the profit-sharing program and stock ownership program were discontinued pursuant to a plan amendment effective June 18, 2000.

                        GENZYME CORPORATION 401(k) PLAN

                         NOTES TO FINANCIAL STATEMENTS

    VESTING

    Prior to June 18, 2000, Participants had a 100% nonforfeitable interest in both employee and employer contributions at all times. Effective June 18, 2000, the Plan was amended to implement a four-year vesting schedule for the employer match with an initial 20% vesting at the time of the employee's eligibility and a subsequent 20% vesting each year for the next four years. However, active employees at June 18, 2000 remain eligible for full vesting in both employee and employer contributions. Upon termination of employment or total and permanent disability, a Participant, or a Participant's beneficiary in the case of a Participant's death, is entitled to receive the fully vested amount in the Participant's account.

    BENEFITS AND WITHDRAWALS

    Distributions upon retirement at age 59 1/2 or later, death, or termination are made in a lump-sum payment. Contributions may be withdrawn from the Plan only upon a demonstration of hardship, as defined in the Summary Plan Description, unless the Participant (or survivor) requesting such withdrawal has attained the age of 59 1/2, died or terminated employment.

    LOANS

    Participants may obtain a loan from the Plan collateralized by the Participant's vested interest in the Plan. No loan may exceed the lesser of one half of the vested interest of a Participant or $50,000, and must be at least $1,000. A Participant may not obtain a loan unless the plan administrator approves the transaction. All loans bear interest as determined by the plan administrator at the time of the loan. At
    December 31, 2000, all loans bear interest rates between 2% and 10% and mature through 2019. A written repayment schedule specifies the date and payment amount necessary to amortize the loan.

    The Plan had Participant loans outstanding of $1,703,842 at December 31, 2000 and $1,746,404 at December 31, 1999. These outstanding loans are classified as participant-directed investments on the accompanying statements of net assets available for plan benefits.

    FORFEITED ACCOUNTS

    At December 31, 2000, forfeited accounts totaled $146,892. These accounts are used to reduce future employer contributions. There were no reductions to employer contributions from forfeited, non-vested accounts during the year ended December 31, 2000.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF ACCOUNTING

    The financial statements of the Plan are prepared under the accrual method of accounting.

    CASH EQUIVALENTS

    The Plan considers cash equivalents to be short-term, highly liquid investments, with initial maturities of less than three months.

                        GENZYME CORPORATION 401(k) PLAN

                         NOTES TO FINANCIAL STATEMENTS

    INVESTMENT VALUATION AND INCOME RECOGNITION

    Units of participation in the CIGNA separate accounts are valued at net asset value as reported to the Plan by CIGNA, which approximates fair value. The Putnam Voyager Fund, Genzyme General Division Common Stock Fund, Genzyme Biosurgery Division Common Stock Fund, Genzyme Tissue Repair Division Common Stock Fund and Genzyme Molecular Oncology Division Common Stock Fund are stated at fair value, based upon quoted market prices in an active market on the last business day of the plan year. The CIGNA Guaranteed Investment Contracts are valued at contract value which approximates fair value. Participant loans are valued at cost plus accrued interest which approximates fair value.

    The Plan presents in the statement of changes in net assets available for plan benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments. Security transactions are accounted for on the trade date. Gain or loss on sales of investments is based on average cost.

    Dividend and interest income is recorded as earned using the accrual basis.

    CONTRIBUTIONS AND BENEFIT PAYMENTS

    Employee contributions and matching employer contributions are recorded in the period the payroll deductions are made. Benefits are recorded when paid.

    USE OF ESTIMATES

    The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the Committee to make significant estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for plan benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

    RISKS AND UNCERTAINTIES

    The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances and the amounts reported in the statements of net assets available for plan benefits.

                        GENZYME CORPORATION 401(k) PLAN

                         NOTES TO FINANCIAL STATEMENTS

C.  INVESTMENTS

    The fair value of individual investments that represent 5% or more of the Plan's net assets are as follows:

                                                           DECEMBER 31,
                                                     -------------------------
                                                        2000          1999
                                                     -----------   -----------
Fidelity Puritan Account...........................  $16,900,849   $16,846,904

Charter Large Company Stock Index Fund.............   27,757,338    30,605,108

Putnam Voyager Fund................................    7,023,313     6,726,767

PBHG Growth Account................................   15,571,989    18,411,271

Charter Guaranteed Securities Separate Account.....    8,263,075     7,398,657

Genzyme General Division Common Stock Fund.........   22,382,117    11,192,596

    During 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) increased in value by $2,435,920 as follows:

Net appreciation (depreciation) in fair value of registered
  investment companies......................................  $   970,281
Interest and dividends......................................    1,465,639
                                                              -----------
Total investment income.....................................  $ 2,435,920
                                                              ===========

D.  QUALIFICATION UNDER THE INTERNAL REVENUE CODE

    The Internal Revenue Service ("IRS") determined and informed the Committee by a letter dated December 8, 1999, that the Plan and related trust were designed in accordance with applicable sections of the Code. The Plan, since being amended, has not yet requested a determination letter from the IRS. However, the Plan was designed based upon a prototype plan that has been previously granted tax-qualified status by the IRS. The Committee believes that the Plan is designed and is currently being operated in compliance with all applicable requirements of the Internal Revenue Code and ERISA. Therefore, no provision for income taxes has been included in the Plan's financial statements.

E.  AMENDMENT OR TERMINATION OF THE PLAN

    Genzyme intends to continue the Plan indefinitely but reserves the right to terminate it at any time or amend it in any manner advisable. No amendment may adversely affect the nonforfeitable interests of Participants in their accounts or permit the use or diversion of any part of the Plan other than for the exclusive benefit of the Participants or their beneficiaries (subject to plan provisions permitting payment of fees and expenses). No merger, consolidation, or transfers of assets or liabilities of the Plan may reduce the Participant's interest accrued to the date of the merger, consolidation, or transfer. If Genzyme discontinues its contributions or if the Plan is fully or partially terminated, the affected Participant's rights to benefits will remain fully vested if vested prior to such action.

                        GENZYME CORPORATION 401(k) PLAN

                         NOTES TO FINANCIAL STATEMENTS

F.  RELATED PARTY

    Certain plan investments are separate accounts managed by CIGNA. CIGNA is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest. Fees incurred by the Plan for investment management and administrative services amounted to $27,510 for the year ended December 31, 2000.

G.  SERVICES PROVIDED BY GENZYME

    Genzyme provides certain administrative and recordkeeping services for the Plan at no cost to the plan participants. In addition, Genzyme has paid the trustee fees and other related costs on behalf of the Plan.

H.  RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

    The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                          DECEMBER 31,
                                                   ---------------------------
                                                       2000           1999
                                                   ------------   ------------
Net assets available for benefits per the
  financial statements...........................  $120,554,031   $106,056,015
Amounts payable to withdrawing participants......            --       (119,688)
                                                   ------------   ------------
Net assets available for benefits per Form
  5500...........................................  $120,554,031   $105,936,327
                                                   ============   ============

    The following is a reconciliation of benefits paid to Participants per the financial statements to the Form 5500:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2000
                                                              -----------------
Benefits paid to participants per the financial
  statements................................................     $7,879,411
Add: amounts payable to withdrawing participants
  at December 31, 2000......................................         69,316
Less: amounts payable to withdrawing participants
  at December 31, 1999......................................       (119,688)
                                                                 ----------
Net assets available for benefits per Form 5500.............     $7,829,039
                                                                 ==========

    Amounts allocated to withdrawing Participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31 but not yet paid as of that date.

I.  SUBSEQUENT EVENTS

    Effective January 1, 2001, participants in the Genzyme Surgical Products Corporation Investment and Savings Plan are eligible to participate in the Genzyme 401(k) Plan.

                        GENZYME CORPORATION 401(k) PLAN

                SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                            AS OF DECEMBER 31, 2000

                                                                                             FAIR OR
                                                                              HISTORICAL     CONTRACT
          IDENTITY OF ISSUE                  DESCRIPTION OF INVESTMENT           COST         VALUE
          -----------------                  -------------------------        ----------   ------------
*CIGNA                                 Charter Guaranteed Income Fund         $      **    $  4,762,416

*CIGNA                                 Fidelity Puritan Account                      **      16,900,849

*CIGNA                                 Charter Large Company Stock Index
                                       Fund                                          **      27,757,338

Putnam                                 Voyager Fund                                  **       7,023,313

*CIGNA                                 PBHG Growth Account                           **      15,571,989

*CIGNA                                 Templeton Foreign Account                     **       2,913,064

*CIGNA                                 Janus Account                                 **       3,990,846

*CIGNA                                 Fidelity Advisor Growth Opportunities
                                       Account                                       **         489,695

*CIGNA                                 INVESCO Dynamics Account                      **       2,619,125

*CIGNA                                 Charter Small Company Stock--Value I
                                       Fund                                          **         945,881

*CIGNA                                 Charter Small Company Stock--Growth
                                       Fund                                          **       1,112,776

*CIGNA                                 INVESCO Small Company Growth Account          **       1,791,617

*CIGNA                                 Lazard International Equity Account           **         715,363

*CIGNA                                 Charter Guaranteed Securities
                                       Separate Account                              **       8,263,075

*CIGNA                                 Charter Core Bond Fund                        **          72,523

*Participant Loan Fund                 Loans with interest rates between 2%
                                       and 10% maturing through 2019                 **       1,703,842

*Genzyme General Division              Common Stock                                  **      22,382,117

*Genzyme Biosurgery Division           Common Stock                                  **         587,388

*Genzyme Molecular Oncology Division   Common Stock                                  **          36,595
                                                                                           ------------

                                                                                           $119,639,812
                                                                                           ============

*   Denotes party-in-interest.

**  Participant-directed amounts are not required to be disclosed.